Exhibit 99.1

NOVAGOLD Reports Second Quarter Results: Donlin Gold Final Environmental Impact Study Published, Key State Permits Received & Optimization Work Progressing as Planned

The U.S. Army Corps of Engineers (the “Corps”) filed the notice of availability for the final Environmental Impact Statement (EIS) for the Donlin Gold project in the Federal Register

Key permits have been granted by Alaska state agencies for the Donlin Gold project

With approximately $70 million in cash and term deposits as of May 31, 2018, NOVAGOLD has sufficient funding to complete permitting and planned optimization at Donlin Gold as well as meet its other financial obligations

June 27, 2018 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (NYSE American, TSX : NG) today released its 2018 second quarter financial results and updates for its flagship Donlin Gold project in Alaska, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”), and its Galore Creek copper-gold-silver project in British Columbia, which NOVAGOLD owns equally with Teck Resources Limited (“Teck”).

Details of the financial results for the second quarter ended May 31, 2018 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

During the second quarter 2018 and to date, NOVAGOLD achieved the following milestones:

Donlin Gold permits, required for commencement of site activities, are nearing completion:

The Corps completed and published the final EIS, along with a Notice of Availability in the Federal Register. The final EIS is available on the Donlin Gold EIS website: www.donlingoldeis.com
The Alaska Pollutant Discharge Elimination System (APDES) Wastewater Discharge permit was issued on May 24, 2018
The Corps and Bureau of Land Management (BLM) are expected to issue a single Federal Record of Decision (ROD) for the project in the second half of 2018
The Pipeline and Hazardous Materials Safety Administration (PHMSA) issued the Special Permit for the natural gas pipeline on June 5, 2018
Other key state and federal permits and approvals are scheduled to be finalized concurrently with or shortly after the ROD in 2018

NOVAGOLD and Barrick are advancing the optimization work aimed at improving capital efficiencies and enhancing Donlin Gold’s project execution plan while maintaining upside potential and collecting the information that will be needed to update the 2011 feasibility study

Community outreach efforts continued in Alaska:

NOVAGOLD and Donlin Gold staff visited several villages with representatives of the Calista Corporation and The Kuskokwim Corporation (TKC) across the Yukon-Kuskokwim (Y-K) region to meet with traditional village councils, residents and students
Participated in the Y-K Comprehensive Economic Development Strategy meeting and Bethel Job Center Career Fair
Sponsored and participated in Clean Up Green Up efforts in the Y-K region

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President’s Message

Donlin Gold Project

During the second quarter of 2018, our focus was twofold: firstly, to support the Corps in completing the Donlin Gold final EIS along with federal and state permitting authorities in advancing other required permits, and secondly, together with our partner Barrick, to advance Donlin Gold technical evaluations and incorporate results from our latest drill program. We continue to concentrate our efforts on improving capital efficiencies and the overall project execution plan while maintaining the upside potential of the project. Our plan is to provide an update on our progress in the fourth quarter.

We have come a long way since 2012 when we embarked on a complex path of securing the key state and federal permits which we need to proceed with site activities at Donlin Gold. At the same time, we have continued to provide support to all the agencies as they advanced permitting activities, identified and analyzed a range of proposed development alternatives, as well as prepared the environmental analysis of the proposed action and reasonable alternatives. The final step of the federal process is filing of the ROD, which we expect to occur in the second half of 2018. The ROD will include the Corps’ decision on issuing the Clean Water Act Section 404 and River and Harbors Act Section 10 permit and the BLM’s decision on the right-of-way (ROW) application. The Corps will prepare a detailed evaluation documenting why the permitted project represents the least environmentally damaging practicable alternative compared to other project options reviewed. The BLM will document its decision on issuing the ROW authorization for the portions of the proposed Donlin Gold pipeline on BLM lands. The collaboration between the Corps and BLM on the single ROD will simplify and bring greater clarity to the permitting decisions.

We have made excellent progress on other federal actions with PHMSA issuing the Special Permit for the natural gas pipeline on June 5, 2018. In addition, with our support, the Corps is finalizing other federal consultations under the National Historic Preservation Act, Endangered Species Act, and Magnuson-Stevens Fishery Conservation and Management Act.

Further to our receipt of the Donlin Gold air quality permit last year, we have now obtained the final APDES wastewater discharge permit, which was issued on May 24, 2018. The draft integrated waste management permit has been published with plans for issuance of the final permit in the coming months. Other key state and federal permits and approvals are scheduled to be finalized concurrently with or shortly after the ROD.

Our engagement efforts with a broad stakeholder base are the foundation for all our activities. We were delighted to see this highlighted in a recent press release by the State of Alaska where Governor Walker stated his support for Donlin Gold and its “proven … commitment to engage local stakeholders and make sure all development is responsible.” We were equally gratified by the letters of support for the Donlin Gold final EIS that were submitted by Calista Corporation (Calista) and The Kuskokwim Corporation (TKC), our Native Corporation partners and owners of the mineral and surface rights, respectively.

“Donlin Gold proposes to build a gold mine in partnership with Calista and TKC that would allow us to realize for our Alaska Native shareholders the value of the minerals in our subsurface estate, in conformance with ANCSA’s (Alaska Native Claim Settlement Act) mandate.”

Andrew Guy, President & CEO of Calista

“Developing that land is part of the novel system that Congress structured under ANCSA for Alaska Native corporations to provide self-sustaining benefits for their shareholders. To realize that promise, Alaska Native corporations must be able to develop the mineral resources within the lands they selected under ANCSA …. TKC is confident that the Donlin Gold project will meet the permitting requirements after nearly two decades of analysis and six years under the EIS and 404 processes.”

Maver Carey, TKC’s President & CEO

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Our goal is to contribute our technical expertise to support Calista and TKC as they realize ANCSA’s objectives of securing Alaska Native self-determination through responsible development of the natural resources they selected under ANCSA.

The Donlin Gold project optimization work, carried out by experienced technical teams from NOVAGOLD and Barrick as well as a third-party engineering firm, is advancing as planned. The owners have studied opportunities to improve capital efficiencies, integrated the results from the 2017 drill program into the geologic and resource model, and evaluated enhancements to the project’s execution plan without jeopardizing the project’s upside potential. To date, these additional studies have identified opportunities to use more selective mining that could improve feed grade. They have also identified innovative technologies in logistics and automation, modular construction techniques to improve efficiencies, and third-party participation for infrastructure development. These opportunities have the potential to benefit the project when the owners proceed to update the Donlin Gold feasibility study and initiate the engineering work necessary to advance the project design from feasibility level to basic, and then detailed engineering. We expect to provide an update on our progress and the next steps in this program after the receipt of the ROD. Barrick and NOVAGOLD will take all this work into account before reaching a construction decision and remain committed to advancing the Donlin Gold project in a financially disciplined manner with a strong focus on environmental stewardship and social responsibility.

Donlin Gold continues to occupy a unique position in our industry, and we continue to believe that it has the potential to emerge as one of the largest future pure gold producing mines in the world located in one of the safest jurisdictions in the world. Being America’s second largest gold-producing state, Alaska is a place where environmentally and socially responsible resource development is strongly supported. The benefits inherent in Donlin Gold’s projected 27-year mine life are of generational significance to the state. With approximately 39 million ounces of gold in the measured and indicated resource categories grading 2.24 grams per tonne1, Donlin Gold is almost four times the size of the peer group average and nearly double the world average grade2. Its exploration potential, as evidenced by the planned pits occupying only three kilometers of an eight-kilometer mineralized belt, is exceptional. These project attributes converge in Donlin Gold at a time when no large discoveries have been made in years, average grades continue to fall, and resource nationalism is reaching levels that make mine development very difficult in many resource-based countries of Africa, Asia and South America.

Galore Creek Project

In the second quarter, the Galore Creek Mining Corporation (GCMC) completed its resource data base consolidation and optimization. Mobilization of the camp for the summer care and maintenance program and asset preservation work began with a week-long safety orientation program. In many respects, Galore Creek is similar to the Donlin Gold project with size, scale, quality, longevity, exploration potential, jurisdictional appeal and equal ownership by NOVAGOLD and Teck, a major mining company. However, since our mantra is to focus on advancing our flagship property Donlin Gold, we remain committed to our objective to sell all or part of our 50% interest in Galore Creek to strengthen our balance sheet and to support continued development of the Donlin Gold project. Jurisdictional risk is even more prominent in copper and Galore Creek is among the few large-scale development assets located in North America.

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1 Donlin Gold data as per the second updated feasibility study effective November 18, 2011, as amended January 20, 2012. Donlin Gold measured resources of 8 Mt grading 2.52 g/t and indicated resources of 534 Mt grading 2.24 g/t, inclusive of proven reserves of 8 Mt grading 2.32 g/t and probable reserves of 497 Mt grading 2.08 g/t.

2 Peer group average of 9 million ounces in resources - data based on company documents, public filings and websites. Comparison group of 18 projects based on large (2Moz P&P cut off), North/South American gold-focused development projects. Peer group average grade of 1.13 g/t in 2016, sourced from SNL Metals & Mining.

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Stakeholder Engagement

The outreach efforts with Calista and TKC in the broader Y-K region are an important and essential element of our day-to-day activities. As such, on an ongoing basis many events, presentations, collaborations and workshops take place that contribute toward open and frequent engagement with the local communities. In the second quarter, NOVAGOLD participated in several community activities with Donlin Gold. Some of the highlights included the Bethel Job Center Career Fair and the Alaska Miners Association conference; presentations at gatherings and conferences throughout the State of Alaska; a project open house in Bethel; village and stakeholder meetings throughout the Y-K region; the collection of lost and found material from local schools in preparation for the Donlin Gold Annual Clothing Extravaganza; the Y-K Comprehensive Economic Development Strategy meeting; and annual Clean Up Green Up initiative in the Y-K region. Ahead of our annual general meeting of shareholders in early May, we engaged with shareholders representing 82% of the Company’s issued and outstanding shares. Our active shareholder engagement program continues to be a high priority and is an integral part of our corporate governance practices. Regardless of financial need, market trends or economic conditions, NOVAGOLD is committed to investor engagement to update and listen to existing shareholders, as well as attract new investors who, we believe, have an opportunity to invest in a vehicle that has the best, substantially de-risked, high quality large-scale projects in North America.

Balance Sheet

We remain financially strong with approximately $70 million in cash and term deposits as of May 31, 2018, representing a healthy cash position that enables the Company to execute on its stated strategy of enhancing the value of the Donlin Gold and Galore Creek projects. The Company has sufficient funds to complete permitting and planned project optimization work at Donlin Gold, as well as meet our other financial obligations.

As always, we thank our partners at Barrick and Teck for their exceptional professionalism and commonality of purpose. We also thank Calista and TKC, our Native Corporation partners in Alaska, as well as the Tahltan First Nation, our partner in British Columbia for their active engagement and support, as they are a key cornerstone of our progress. Many thanks to all the government professionals at the state, provincial and federal agencies where an enormous amount of detailed work takes place. And finally, many thanks to our Board for its steady leadership, our employees for their hard work, and our shareholders for their strong support and trust in what we are doing.

Gregory A. Lang

President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2018 $	Three months ended May 31, 2017 $	Six months ended May 31, 2018 $	Six months ended May 31, 2017 $
General and administrative expense (1)	4,896	4,786	9,581	11,517
Share of losses – Donlin Gold	2,905	2,547	4,746	4,629
Share of losses – Galore Creek	394	225	647	375
Total operating expenses	8,195	7,558	14,974	16,521

Loss from operations	(8,195)	(7,558)	(14,974)	(16,521)
Other expense	(1,357)	(806)	(2,727)	(1,933)
Income tax expense	(79)	(98)	(145)	(151)
Loss for the period	(9,631)	(8,462)	(17,846)	(18,605)
Loss per share, basic and diluted	(0.03)	(0.03)	(0.06)	(0.06)

	At	At
	May 31, 2018 $	Nov 30, 2017 $
Cash and term deposits	70,477	83,954
Total assets	385,125	398,869
Total liabilities	116,647	114,840

(1) Includes share-based compensation expense of $1,942 and $2,049 in the second quarter of 2018 and 2017, respectively, and $3,891 and $5,974 in the first six months of 2018 and 2017, respectively.

For the second quarter ended May 31, 2018, loss from operations increased from $7.6 million in 2017 to $8.2 million in 2018 due to higher project expenses at Donlin Gold and Galore Creek and higher general and administrative expense. Project expenses at Donlin Gold increased due to ongoing optimization studies.

Net loss increased from $8.5 million ($0.03 per share) in 2017 to $9.6 million ($0.03 per share) in 2018, primarily due to higher operating losses, higher interest expense on the Barrick promissory note, lower interest income and an unfavorable net change in foreign exchange gains and losses.

For the first six months ended May 31, 2018, the loss from operations decreased from $16.5 million in 2017 to $15.0 million in 2018 due to lower general and administrative expense in the first quarter of 2018, partially offset by higher project expenses at Donlin Gold and Galore Creek. General and administrative expense decreased by $1.9 million, primarily due to lower share-based compensation costs for stock options and Performance Share Units (PSU) compared to the prior year. The Company extended the vesting period for new stock option grants and half of the PSU grants issued in the first quarter of 2018 to three years and eliminated the individual performance multiplier in the formula for calculating long-term equity compensation which had the potential to increase long-term equity incentive grants above the target amount.

Net loss decreased from $18.6 million ($0.06 per share) in the first half of fiscal 2017 to $17.8 million ($0.06 per share) during the same period in 2018, primarily due to the reduction in share-based compensation. Lower operating costs in the current period were partially offset by a $0.5 million increase in interest expense on the promissory note payable to Barrick.

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Liquidity and Capital Resources

Cash used in operating activities increased by $0.3 million in the second quarter 2018 due to increased general and administrative expense and changes in working capital. Cash used to fund Donlin Gold and Galore Creek was $1.5 million higher than the prior year quarter due to ongoing optimization efforts at Donlin Gold. Cash provided from term deposits was $4.1 million lower than in the prior year quarter.

For the first six months of fiscal year 2018, cash used in operating activities increased by $0.7 million, primarily due to increased general and administrative expense and changes in working capital. Cash used to fund Donlin Gold and Galore Creek was $1.2 million higher than the prior year period. Cash provided from term deposits was $0.9 million higher than the prior year period. No cash was used in financing activities in the first six months of 2018.

NOVAGOLD’s cash and term deposits are sufficient to cover the anticipated funding at the Donlin Gold and Galore Creek projects in addition to general and administrative costs through completion of permitting at the Donlin Gold project. The term deposits are denominated in U.S. dollars and held at Canadian chartered banks.

2018 Outlook

NOVAGOLD continues to anticipate a total budget for the year of approximately $28 million, comprised of $14 million to fund our share of expenditures at the Donlin Gold project, $3 million at the Galore Creek project, and $11 million for general and administrative costs.

NOVAGOLD remains focused on four primary goals in 2018: advance the Donlin Gold project toward a construction/ production decision; maintain a favorable reputation of the Company and its projects among shareholders, Native entities and other stakeholders; promote a strong safety culture maintaining a zero lost-time accident record at all project and office locations; and safeguard the treasury.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on June 28, 2018 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-855-475-2134
International callers:	1-661-378-9964
Conference ID:	7875589

The webcast will be archived on NOVAGOLD’s website for one year. To request a transcript of the call, please email us at: info@novagold.com.

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About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the permitting and development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.24 grams per tonne) 3, inclusive of proven and probable reserves, Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this top tier asset. NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one mining jurisdiction. NOVAGOLD anticipates selling all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. With a strong balance sheet, NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Allison Pettit
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

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3 Donlin Gold data as per the second updated feasibility study effective November 18, 2011, as amended January 20, 2012. Donlin Gold measured resources of 8 Mt grading 2.52 g/t and indicated resources of 534 Mt grading 2.24 g/t, inclusive of proven reserves of 8 Mt grading 2.32 g/t and probable reserves of 497 Mt grading 2.08 g/t.

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, production estimates, 2018 outlook and anticipated corporate transactions are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. These forward-looking statements may include statements regarding; exploration potential of Donlin Gold; mine life and production estimates at Donlin Gold; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; benefits of the project; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the interpretation of the drill results, the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation for the continued exploration and development of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2017 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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